Exhibit 99.1
NEWS RELEASE

Contact:	David Schorlemer
EVP & CFO
Basic Energy Services, Inc.
817-334-4100

BASIC ENERGY SERVICES REPORTS
SECOND QUARTER 2020 RESULTS

FORT WORTH, TEXAS - August 5, 2020 - Basic Energy Services, Inc. (OTCQX: BASX) (“Basic” or the “Company”) today announced its financial and operating results for the second quarter ended June 30, 2020.

Second Quarter 2020 Results

•Reported revenues from continuing operations of $89.6 million, net loss from continuing operations of $39.7 million and loss per share from continuing operations of $1.59;
•Reduced annual G&A expense by over $40 million through synergies achieved after the acquisition of C&J Well Services, Inc. ("C&J") along with other significant cost reduction measures as part of our recent regional consolidation effort;
•Compared to the first quarter of 2020, Well Servicing Direct Margins improved to 16.8%, up from 12.6% sequentially, as a direct result of recent cost-cutting measures and the integration of C&J;
•As activity levels dropped amid the COVID-19 pandemic with unprecedented severity and speed, May marked the lowest activity and revenue for the quarter, while June revenues were up 18% sequentially with expanding margins and positive adjusted EBITDA; and
•Significant increases in activity, with the active rig count in the first week of August up nearly 70% from the trough in May, Basic trucked water volumes were up 22% in June vs. May, and Agua Libre Midstream disposal water volumes were up 8% relative to May.

The Company reported second quarter 2020 revenue from continuing operations of $89.6 million, a net loss from continuing operations of $39.7 million and a basic and diluted loss per share of $1.59, not including loss from discontinued operations of $4.9 million or $0.20 basic and diluted loss per share. This is compared to continuing operations revenues of $128.4 million, a net loss on continuing operations of $136.4 million, or $5.48 basic and diluted loss per share in the first quarter of 2020. In the second quarter of 2019, Basic generated $148.0 million in continuing operations revenues. For the second quarter of 2020, continuing operations EBITDA(1) and continuing operations Adjusted EBITDA(1) were losses of $14.4 million and $5.0 million, respectively. Continuing operations EBITDA(1) was a loss of $114.9 million for the first quarter of 2020 and $8.2 million for the second quarter of 2019. Continuing operations Adjusted EBITDA(1) was $1.3 million for the first quarter of 2020 and $13.3 million for the second quarter of 2019.

Keith Schilling, President and CEO stated, “Basic's improvement in margins over the course of an extraordinarily challenging second quarter speaks to the resilience and commitment of our team as we emerge from the current market as a new company with a profoundly different cost profile. Having effected our consolidation from five regions to three and reduced our overall G&A and expense structure by over $40 million on an annual basis, we expect second half G&A to be approximately $40 million. Additionally, we saw a marked improvement in results as the quarter progressed, with June being our strongest month since activity in the oilfield began to drop at staggering rates in early March."
1Adjusted EBITDA and EBITDA are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”). See “Supplemental Non-GAAP Financial Measures” below for further explanation and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Exhibit 99.1

"While liquidity remains a challenge in the immediate term, we continue to take measures to preserve cash, having limited capital expenditures to approximately $5 million for the remainder of the year. We believe May was a low point as we are seeing revenues grow sequentially going forward, and we believe liquidity, which is not currently contracting, will continue to improve during the third quarter."

"We finished June with the highest direct margins of the quarter and have visibility on improving margins and EBITDA through the third quarter. We estimate that G&A for the second half of 2020 should total approximately $40 million, adjusted for non-recurring items and non-cash stock compensation, of which we expect less than $1 million for the remainder of the year. With our active well service rig count climbing significantly through the month of July along with increasing disposal water volumes and fluid truck utilization, we expect improved EBITDA and cash flow performance through the fall. Recent indications by customers of plans to reactivate wells, conduct well maintenance, and resume completion activities gives us a degree of cautious optimism in the near-term for increased well service rig deployments and water disposal activity."

Second Quarter 2020 Business Segment Results

(See Segment Data tables for quarterly and annual financial and operational data)

Well Servicing

Well Servicing revenue was $47.3 million during the second quarter of 2020, a decrease of 19% sequentially from $58.1 million in the prior quarter. The decrease was primarily due to the declines in activity as a result of the COVID-19 pandemic and the global oil price wars. Well servicing revenues were $58.5 million in the second quarter of 2019. Weather and holidays negatively impacted well servicing revenues by approximately $1.7 million in the second quarter of 2020.

Segment profit in the second quarter of 2020 was $7.9 million, an increase of 8% compared to $7.3 million in the prior quarter, and a decrease of 36% from $12.4 million during the second quarter of 2019. Segment profit margin was 17% of segment revenue in the second quarter of 2020, up from 13% in the prior quarter, primarily due to full quarter impact of higher margin California work from the C&J acquisition. In the second quarter of 2019, segment profit margin was 21% of segment revenue. Segment profits in the second quarter of 2020 were impacted by $1.8 million of non-recurring charges, compared to $2.4 million in the first quarter of 2020.

Water Logistics

Water Logistics revenue in the second quarter of 2020 was $33.3 million, compared to $44.4 million in the prior quarter. During the second quarter of 2019, this segment generated $51.0 million in revenue.

Total disposal volumes disposed at Agua Libre Midstream decreased to 7.4 million barrels, with pipeline water volumes decreasing by 8% to 3.3 million barrels to make up 45% of total barrels disposed during the second quarter of 2020, compared to a total of 9.4 million barrels, with 3.6 million pipeline barrels during the first quarter of 2020. Disposal volumes decreased on lower activity due to COVID-19, a lack of completion activity and associated flowback volumes, and decreasing production overall due to wells being shut in. Pursuant to the C&J acquisition, the weighted average number of fluid services trucks increased to 1,416 during the second quarter of 2020, compared to 908 during the first quarter of 2020 and 814 during the second quarter of 2019.

Segment profit in the second quarter of 2020 was 23%, or $7.7 million, compared to a profit of 25% or $11.3 million in the first quarter of 2020. Segment profit margin decreased due to the decrease in higher margin pipeline disposal revenues during the quarter. Segment profit in the same period in 2019 was $15.5 million, or 30% of segment revenue. Segment profits in the second quarter of 2020 were impacted by $0.3 million of non-recurring charges compared to $0.1 million in the first quarter of 2020.

Completion & Remedial Services
Completion & Remedial Services revenue from continuing operations was $9.1 million in the second quarter of 2020 compared to $25.9 million in the prior quarter, a decrease of 65%. Revenues decreased in all of our

Exhibit 99.1
completion & remedial lines of business, as customers delayed completion work. In the second quarter of 2019, this segment generated $38.4 million in revenue.

Segment loss in the second quarter of 2020 was 6% of revenue or $0.6 million compared to a segment profit of 18% of revenue or $4.7 million in the prior quarter. Segment profit margins decreased due to higher personnel cost relative to revenue levels and due to customers delaying work. During the second quarter of 2019, segment gross profit was $11.1 million, or 29% of segment revenue. Segment profits in the second quarter of 2020 were impacted by $0.7 million of non-recurring charges compared to $0.5 million in the first quarter of 2020.

General & Administrative Expense

General and administrative (“G&A”) expense decreased to $30.4 million in the second quarter of 2020 compared to $35.1 million in the first quarter of 2020 and $30.2 million in the second quarter of 2019, despite an increase in G&A due to the inclusion of C&J, as cost reductions and integration efforts over the course of the quarter resulted in a significantly lower G&A run-rate. Non-recurring charges for the quarter totaled $7.5 million compared to $8.8 million in the first quarter of 2020 and $1.2 million in the second quarter of 2019. Non-cash stock compensation, included in G&A, was $0.1 million for the second quarter of 2020, compared with $1.3 million in the first quarter of 2020. Second quarter 2019 non-cash stock compensation, included in G&A, was $3.3 million.

Interest Expense

Net interest expense for the second quarter of 2020 was $12.8 million, which included interest on Basic’s Senior Secured Notes, the ABL facility, the Senior Secured Promissory Note, capital leases and other financings, and included a non-cash charge of deferred financing cost assets of $1.1 million pursuant to amendment of the ABL facility. Net interest expense in the first quarter of 2020 was $10.6 million, and $10.2 million in the second quarter of 2019.

Income Taxes

Tax benefit for the second quarter of 2020 was $0.3 million. The effective tax rate was 0.8% in the second quarter of 2020 compared to 2.7% in the prior quarter and less than 0.1% in the second quarter of 2019. The deferred tax liabilities acquired with the acquisition of C&J provided a source of future taxable income which allowed the Company to recognize a tax benefit on a portion of the long-lived asset impairment recorded during the three months ended March 31, 2020.

As of June 30, 2020, considering the impact on NOL carryforward limitations as a result of transactions during the first quarter of 2020, the Company had approximately $311.8 million of NOL carryforwards for federal income tax purposes. The Company provides a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized. As of June 30, 2020, a valuation allowance of $131.4 million was recorded against the Company's net deferred tax assets for all jurisdictions that are not expected to be realized.

Cash and Total Liquidity

As of June 30, 2020, the Company had cash and cash equivalents of $11.0 million. The Company had $2.6 million drawn on the ABL facility at the end of the second quarter of 2020. As of August 5, there were no amounts drawn on the ABL facility.

Share Repurchase Plan

On May 31, 2019, Basic announced that its Board of Directors had authorized the repurchase of up to $5 million of common stock in the open market. Prior to its termination, Basic had repurchased 2,547,920 shares for a total of $4.8 million. As permitted under the plan, authorization was terminated by the Board on May 18, 2020.

Exhibit 99.1
Capital Expenditures
Total capital expenditures during the second quarter of 2020 were approximately $1.9 million. Additionally, we received $4.7 million in proceeds from dispositions during the quarter. We currently anticipate full year 2020 capital expenditures of approximately $11 million, of which approximately $2 million will be expansion capital.

About Basic Energy Services

Basic Energy Services provides wellsite services essential to maintaining production from the oil and gas wells within its operating areas. The Company’s operations are managed regionally and are concentrated in major United States onshore oil-producing regions located in Texas, California, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana, Wyoming, North Dakota and Colorado. Our operations are focused in liquids-rich basins that have historically exhibited strong drilling and production economics in recent years with a significant presence in the San Joaquin Basin, Permian Basin, Powder River Basin, and the Bakken, Eagle Ford, and Denver-Julesburg shales. We provide our services to a diverse group of over 2,000 oil and gas companies. Additional information on Basic Energy Services is available on the Company’s website at www.basices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and reflect Basic’s current views about future events. The words "believe," "estimate," "expect," "anticipate," "project," "intend," "seek," "could," "should," "may," "potential" and similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Although Basic believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions and estimates, certain risks and uncertainties could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release and the presentation. These risks and uncertainties include, without limitation, our ability to successfully execute, manage and integrate acquisitions, including the recent acquisition of C&J, reductions in our customers’ capital budgets, our own capital budget, limitations on the availability of capital or higher costs of capital, volatility in commodity prices for crude oil, including the recent significant decline in oil prices, and natural gas, local and global impacts of the COVID-19 virus, and the negative impacts of the delisting of the Company’s common stock from the NYSE. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Any forward-looking statement speaks only as of the date on which such statement is made and Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise, except as required by applicable law.

- Tables to Follow -

Exhibit 99.1

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Revenues:
Well Servicing	$47,318	$58,518	$105,459	$120,502
Water Logistics	33,254	51,031	77,635	106,632
Completion & Remedial Services	9,065	38,426	34,946	74,031
Total revenues	89,637	147,975	218,040	301,165
Expenses:
Well Servicing	39,385	46,162	90,202	94,970
Water Logistics	25,582	35,529	58,701	72,828
Completion & Remedial Services	9,646	27,369	30,828	52,385
General and administrative, including stock-based compensation of $78 and $3,329 in the three months ended June 30, 2020 and 2019, respectively, and $1,414 and $6,604 in the six months ended June 30, 2020 and 2019, respectively	30,445	30,186	65,515	61,941
Impairments	—	—	99,628	—
Depreciation and amortization	12,853	17,296	27,619	33,478
(Gain) loss on disposal of assets	(474)	580	(511)	1,277
Total expenses	117,437	157,122	371,982	316,879
Operating loss	(27,800)	(9,147)	(153,942)	(15,714)
Other income (expense):
Interest expense	(12,775)	(10,358)	(23,393)	(20,972)
Interest income	—	114	62	360
Gain(Loss) on derivative	502	—	(3,050)	—
Other income	40	48	70	345
Loss from continuing operations before income taxes	(40,033)	(19,343)	(180,253)	(35,981)
Income tax (expense) benefit	308	28	4,099	1,879
Loss from continuing operations	$(39,725)	$(19,315)	$(176,154)	$(34,102)
Loss from discontinued operations	$(4,873)	$(8,462)	$(13,325)	$(21,151)
Net loss	$(44,598)	$(27,777)	$(189,479)	$(55,253)

Net loss from continuing operations per share, basic and diluted	$(1.59)	$(0.71)	$(7.06)	$(1.26)
Net loss from discontinued operations per share, basic and diluted	$(0.20)	$(0.31)	$(0.53)	$(0.78)
Net loss per share of common stock, basic and diluted	$(1.79)	$(1.02)	$(7.59)	$(2.04)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Other Financial Data:
EBITDA (1)	$(14,405)	$8,197	$(129,303)	$18,109
Adjusted EBITDA (1)	$(4,957)	$13,323	$(3,623)	$28,143
Capital expenditures:
Acquisitions, net of cash acquired	$—	$—	$59,350	$—
Property and equipment	$1,947	$14,474	$5,947	$33,359
Capital leases	$—	$1,444	$498	$7,588
1Adjusted EBITDA and EBITDA are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”). See “Supplemental Non-GAAP Financial Measures” below for further explanation and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP
(a) Includes approximately $78,000 and $3,329,000 of non-cash compensation for the three months ended June 30, 2020 and 2019, respectively, and $1,414,000 and $6,604,000 for the six months ended June 30, 2020 and 2019, respectively.

Exhibit 99.1

	As of
	June 30, 2020	December 31, 2019
	(Unaudited)	Audited
Balance Sheet Data:
Cash and cash equivalents	$10,957	$36,217
Net property and equipment	249,648	297,113
Total assets	406,844	550,474
Total long-term debt	300,405	308,365
Total stockholders' equity	$(124,053)	$41,123

	Six Months Ended June 30,
	2020	2019
Cash Flow Data:	(unaudited)
Net cash (used in) provided by operating activities	$(5,612)	$11,250
Net cash used in investing activities	(21,113)	(28,350)
Net cash used in (provided by) financing activities	1,465	(19,486)

Segment Financial and Operational Data (unaudited, in thousands):

	Well Servicing	Water Logistics	Completion & Remedial Services	Continuing Operations Total	Discontinued Operations
Three Months Ended June 30, 2020
Operating revenues	$47,318	$33,254	$9,065	$89,637	$25
Direct operating costs	(39,385)	(25,582)	(9,646)	(74,613)	(889)
Segment profits	$7,933	$7,672	$(581)	$15,024	$(864)
Direct margin by segment	17%	23%	(6)%	17%	(3,456)%

Three months ended March 31, 2020
Operating revenues	$58,141	$44,381	$25,881	$128,403	$95
Direct operating costs	(50,818)	(33,119)	(21,182)	(105,119)	(1,520)
Segment profits	$7,323	$11,262	$4,699	$23,284	$(1,425)
Direct margin by segment	13%	25%	18%	18%	(1,500)%

Three Months Ended June 30, 2019
Operating revenues	$58,518	$51,031	$38,426	$147,975	$41,872
Direct operating costs	(46,162)	(35,529)	(27,369)	(109,060)	(34,105)
Segment profits	$12,356	$15,502	$11,057	$38,915	$7,767
Direct margin by segment	21%	30%	29%	26%	19%

Exhibit 99.1

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Segment Data:
Well Servicing:
Weighted average number of rigs	576	308	486	309
Rig hours (000's)	92	155	231	320
Rig utilization rate	22%	70%	36%	72%
Revenue per rig hour, excluding manufacturing	$490	$353	$434	$371
Well servicing rig profit per rig hour	$81	$78	$64	$83
Segment profits as a percent of revenue, excluding manufacturing	17%	22%	15%	22%

Water Logistics:
Weighted average number of fluid service trucks	1,416	814	1,162	816
Truck hours (000's)	302	403	676	827
Pipeline volumes (000's)	3,275	3,174	6,895	6,224
Segment profits as a percent of revenue	23%	30%	25%	32%

Completion & Remedial Services:
Coiled tubing HHP	25,300	25,250	25,300	25,250
Rental and Fishing Tool Stores	23	13	23	13
Segment profits as a percent of revenue	(6)%	29%	12%	29%

Supplemental Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA
This earnings release contains references to the non-GAAP financial measure of earnings (net income/loss) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income/loss) before interest, taxes, depreciation and amortization, inventory write-downs, impairment expenses, the gain or loss on disposal of assets, non-cash stock compensation, severance costs, professional fees incurred in association with completed or contemplated transactions, tax consulting, bad debt, transition services, and contemplated deal costs or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, the Company believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:
•The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
•Its operating performance and return on invested capital as compared to those of other companies in the oilfield services industry.
EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:
•EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
•EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;
•EBITDA does not reflect income taxes;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

Exhibit 99.1
•Other companies in the industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:
•Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
•Adjusted EBITDA does not reflect Basic’s non-cash stock compensation;
•Adjusted EBITDA does not reflect Basic’s inventory write-downs;
•Adjusted EBITDA does not reflect Basic’s impairment expenses;
•Adjusted EBITDA does not reflect Basic’s professional and legal fees related to one-time costs incurred for completed or contemplated mergers and acquisitions that we did not pursue during the three months ended June 30, 2019;
•Adjusted EBITDA does not reflect Basic's strategic consulting fees;
•Adjusted EBITDA does not reflect Basic's severance costs;
•Adjusted EBITDA does not reflect Basic’s fees related to one-time costs incurred for transition and consulting services to integrate completed acquisitions;
•Adjusted EBITDA does not reflect the write-off of certain bad debt incurred from certain customers that filed for bankruptcy during the three months ended June 30, 2020; and
•Other companies in the industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
The following table presents a reconciliation of net loss to EBITDA (unaudited, in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2018
Reconciliation of Net Loss to EBITDA:
Net loss from continuing operations	$(39,725)	$(19,315)	$(176,154)	$(34,102)
Income tax expense (benefit)	(308)	(28)	(4,099)	(1,879)
Net interest expense	12,775	10,244	23,331	20,612
Depreciation and amortization	12,853	17,296	27,619	33,478
EBITDA	$(14,405)	$8,197	$(129,303)	$18,109

The following table presents a reconciliation of net loss to Adjusted EBITDA (unaudited, in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2018
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss from continuing operations	$(39,725)	$(19,315)	$(176,154)	$(34,102)
Income tax expense (benefit)	(308)	(28)	(4,099)	(1,879)
(Gain) Loss on Derivative	(502)	—	3,050	—
Net interest expense	12,775	10,244	23,331	20,612
Depreciation and amortization	12,853	17,296	27,619	33,478
Inventory and other write-downs	435	—	5,281	—
Impairment expense	—	—	94,785	—
Loss (Gain) on disposal of assets	(474)	580	(511)	1,277
Non-cash stock compensation	78	3,329	1,414	6,604
Severance costs	3,296	—	6,390	—
Professional fees	2,255	—	2,255	936
Acquisition costs	206	—	8,862	—
Bad debt	1,757	—	1,757	—
Transition services	2,397	—	2,397	—
Contemplated deal costs	—	1,217	—	1,217
Adjusted EBITDA	$(4,957)	$13,323	$(3,623)	$28,143

Exhibit 99.1
The following table presents a reconciliation of net cash provided by operating activities to free cash flow (unaudited, in thousands):

	Six Months Ended June 30,
	2020	2019

Net cash (used) provided by operating activities	$(5,612)	$11,250
Payment for sustaining and replacing property and equipment (capital expenditures)	(4,012)	(14,608)
Free cash flow	$(9,624)	$(3,358)

Net cash used in investing activities	$(21,113)	$(28,350)
Net cash used in (provided by) financing activities	$1,465	$(19,486)